Exhibit 23.2

Consent of Practical Mining LLC
We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to our name and the information derived from, the technical reports listed below (the “Technical Reports”). We further consent to the inclusion in the Annual Report of the statements attributed to us concerning the equivalence of the proven and probable reserves reported in the Technical Reports to those that would have been reported had the Technical Reports been prepared pursuant to SEC Industry Guide 7 standards.
We also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to our name, the statements attributed to us concerning the proven and probable reserves, and the information derived from the Technical Reports, which are included in the Annual Report on Form 10-K.

1.	Amended and Restated Technical Report titled “Preliminary Feasibility Study for the Midas Mine, Elko County, Nevada” dated April 2, 2015, effective August 31, 2014;

2.	Technical Report titled “Technical Report for the Fire Creek Project, Lander County, Nevada” dated March 28, 2016, effective June 30, 2015.

Dated: March 23, 2017

/s/ Practical Mining LLC
Mark Odell
Owner/Manager